This Prospectus Supplement filed pursuant to Rule 424(b)(3)

Registration No. 333-87197



                              PROSPECTUS SUPPLEMENT

     This is a Supplement, dated September 15, 2000, to the Prospectus, dated October 4, 1999, with respect to shares of common stock to be offered and sold by certain selling stockholders, including Citiventure 96 Partnership, L.P., Chancellor LGT Private Capital Offshore Partners II, L.P. and Chancellor LGT Private Capital III, L.P. (the "Chancellor Selling Stockholders"). In order to reflect the change in shares to be offered by the Chancellor Selling Stockholders and the addition of Deutsche Bank AG as a selling stockholder (the "DB Selling Stockholder"), the tabular information appearing on page 11 as it pertains to the Chancellor Selling Stockholders is hereby supplemented as follows:

     The following table sets forth information with respect to the Chancellor Selling Stockholders and the DB Selling Stockholder and the respective number of shares of common stock beneficially owned by each Chancellor Selling Stockholder and the DB Selling Stockholder that may be offered pursuant to this Prospectus:

Selling Stockholders                              Number of Shares
--------------------                              ----------------

Citiventure 96 Partnership, L.P.                      689,593(1)

Chancellor LGT Private Capital                        339,362(2)
  Offshore Partners II, L.P.

Chancellor LGT Private Capital III, L.P.              178,738(3)


Deutsche Bank AG                                      350,000(4)


The foregoing share amounts reflect the three-for-one stock split effected by the Company after the effective date of the Registration Statement, which incorporated the Prospectus.





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(1)  Represents 689,593 shares of common stock issuable upon exercise of Celgene warrants.

(2) Represents 339,362 shares of common stock issuable upon exercise of Celgene warrants.

(3) Represents 178,738 shares of common stock issuable upon exercise of Celgene warrants.

(4) Represents 350,000 shares of common stock issuable upon exercise of Celgene warrants.